UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

WORTHY PEER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number:	024-10766

Delaware	81-4011787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

When used herein, the terms “we,” “us,” “ours,” and the “Company” refers to Worthy Peer Capital, Inc., a Delaware corporation, and our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company (“Worthy Lending”), and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company of which we are a wholly owned subsidiary.

We were incorporated under the laws of the State of Delaware on June 9, 2016. Our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company, was formed on August 27, 2018. Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. Our website is located at www.worthybonds.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

On March 17, 2020, we completed a Regulation A Offering (File No. 024-10766) of our “Worthy Bonds,” and from January 2018 through March 17, 2020, we sold approximately $50,000,000 aggregate principal amount of Worthy Bonds to 12,285 investors in such offering.

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Through our wholly owned subsidiary Worthy Lending, prior to maturity and voluntary redemption of the Worthy Bonds and implementation of liquidation of the Company’s loan and investment portfolio, we implemented our business model, which was centered primarily around providing at least 60% of our assets (excluding cash and government securities) to be used for loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, provided the amount and nature of such activities did not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

Due to the maturity and voluntary redemption of the Worthy bonds, no new loans were made since 2022 and an orderly liquidation of the loans and investments of the Company was implemented to honor the maturity and redemption obligations. On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024 Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc from a pending transaction.

We generate revenue from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments and the interest we will pay to the holders of our Worthy Bonds.

During the year ended December 31, 2024, we generated net losses and had cash used in operations of approximately $716,000 and $256,000, respectively. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $10,030,000 and $10,277,000, respectively, and total liabilities exceeded total assets by approximately $10,030,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2025, the Company continues to incur losses.

In response to the losses incurred, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $193,000 at December 31, 2024. This cash was obtained through the collection of principal, interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that additional financing can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Background – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there is a rapidly growing trend – crowdfunding fintech investing.

In March 2018, WFI launched the “Fintech Platform” and “Worthy App,” a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond.

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In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and our Company, including Worthy Lending, LLC. In October 2019, WFI formed Worthy Management Inc., Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). Following the qualification by the SEC of Worthy Peer II’s offering statement on Form 1-A under SEC File No. 024-11150, in March 2020 Worthy Peer II began offering its “Worthy II Bonds” in a Regulation A exempt offering. In March 2020, Worthy Peer II began deploying the capital it had raised through sales of its Worthy II Bonds in accordance with its business model. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III. On September 29, 2020, Worthy Community Bonds, Inc. commenced the Offering of $50 million aggregate principal amount of its “Worthy Community Bonds” under its qualified Offering Statement (File No. 024-11279). On February 26, 2021, Worthy Community Bonds, Inc. completed the offering and from September 29, 2020 through February 26, 2021, Worthy Community Bonds, Inc. sold approximately $50 million aggregate principal amount of its Worthy Community Bonds to 18,914 investors.

In April of 2021, WFI formed Worthy Property Bonds, Inc. (WPB) and its wholly-owned subsidiary Worthy Lending V, LLC. On June 23, 2021, WPB filed and Offering Statement on Form 1-A under SEC File No. 024-11563, with the SEC, as amended by Amendment No.1 filed on August 26, 2021, Amendment No.2 filed on October 21, 2021, Amendment No. 3 filed on December 17, 2021 and Amendment No. 4 filed on February 28, 2022 for a public offering pursuant to Regulation A of $75,000,000 aggregate principal amount of demand bonds. On October 31, 2022, WPB completed the offering and sold approximately $75 million aggregate principal amount of bonds as of December 31, 2024.

In February of 2023, WFI formed Worthy Property Bonds 2, Inc. (WPB 2) and its wholly-owned subsidiary Worthy Lending VI, LLC. WPB 2 filed an Offering Statement on Form 1-A under SEC File No. 024-12206 on April 3, 2023. On June 21, 2023, WPB 2 completed the offering and sold approximately $30 million aggregate principal amount of bonds as of December 31, 2024.

Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

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Organizational Structure

THE WORTHY COMPANIES

The following reflects the current organization structure of the Worthy Companies:

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc.
(2)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC, Worthy Lending V, LLC, and Worthy Lending VI, LLC, respectively.

History and Recent Developments

On June 9, 2016, in connection with the formation of the Company, the Company issued 1,000,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), to WFI in exchange for a total of $100.

In January 2018, the Company commenced a Regulation A+ offering of $50,000,000 aggregate principal amount of renewable Worthy Bonds under its qualified Offering Statement (File No. 024-10766) (“2018 Reg A+ Offering”).

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. Worthy Management will make the monthly payments and allocate the cost ratable to the Worthy subsidiaries. The lease ended in August 2024. On September 1, 2024, the parent company commenced an 18-month lease and was required to make a security deposit of $11,618. Worthy Management will make the monthly payments and allocate the cost ratable to its subsidiaries, including us.

The Company agreed to pay Worthy Management a monthly management services fee, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The intial term of the Management Services Agreement commenced on January 1, 2020, and ended on December 31, 2024. At the end of the Initial Term, the Management Services Agreement automatically renews for successive one-year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

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On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were Preferred Stock. Pursuant to the Amendment, series of Preferred Stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, the Company completed the 2018 Reg A+ Offering of renewable Worthy Bonds. From January 2018 through March 17, 2020, the Company sold approximately $50,000,000 aggregate principal amount of renewable Worthy Bonds to 12,285 investors in the 2018 Reg A+ Offering. Notwithstanding the completion of the 2018 Reg A+ Offering, the Company inadvertently sold after March 17, 2020, $594,240 more than the maximum offering amount allowable in the 2018 Reg A+ Offering due to a coding error as to redemption transactions in the Company’s software. As a result of the oversubscription, on March 25, 2020, the Company rescinded the purchase and sale of the oversubscribed renewable Worthy Bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed renewable Worthy Bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed renewable Worthy Bonds.

Since the Company completed the 2018 Reg A+ Offering in March 17, 2020, the Company no longer offers interest reinvestment in renewable Worthy Bonds under its auto-invest program to bondholders who selected this reinvestment feature as the Company may not issue any more renewable Worthy Bonds under the 2018 Reg A+ Offering. In lieu of interest reinvestment in renewable Worthy Bonds, the Company pays interest on interest (compounded interest) and credit such interest to such bondholders’ accounts.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024, Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc. from a pending transaction.

Our Business Model

Through our wholly owned subsidiary Worthy Lending, we implemented our business model, which was centered primarily around providing at least 60% of our assets (excluding cash and government securities) to be used for loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, provided the amount and nature of such activities did not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

Our Company’s mission was to help fuel small businesses. Proceeds from Worthy Bonds sales in our 2018 Reg A+ Offering were loaned to growing companies who typically offer collateral to secure the funds.

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WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy Bonds in our 2018 Reg A+ Offering, and provides information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” We paid a license fee to WFI in the amount of $10 per active user per year, and agreed that such amount would be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one Worthy Bond. In September of 2021 the Company amended the agreement, to change the payment terms to $4 per registered user per year.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically calculates a round up of their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in worthy bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of our 2018 Reg A+ Offering, users could purchase our Worthy Bonds directly from us through the Worthy Website.
●	No purchase fees charged. We did not charge purchasers in our 2018 Reg A+ Offering, any commission or fees to purchase bonds through the Worthy Website. However, other financial intermediaries, if engaged, may have charged and may charge commissions or fees;
●	Invest as little as $10. Purchasers were able to build ownership in our Worthy Bonds prior to the completion of our 2018 Reg A+ Offering, over time by making purchases as low as $10;
●	Flexible, secure payment options. Purchasers were able prior to the completion of our 2018 Reg A+ Offering, to make purchases electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

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Operations – Management Services Agreement with Worthy Management

On January 2, 2020, we entered into Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement was effective beginning on January 1, 2020. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and executive officers and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

License Fee

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement. There were no other terms to such verbal agreement. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year.

Our Business

Under our business model, we generated revenue in multiple ways: through fees charged to borrowers and interest generated from each loan that we make.

We provided at least 60% (excluding cash and government securities) of our assets for loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, and real estate.

Our Loan and Investment Portfolio

Loans Receivable Held for Investment

Commencing in September of 2018, the Company, through its wholly owned subsidiary WL, began loaning funds to small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 1% per month to 1.5% per month and collateral management fees ranging from 0.5% to 1% per month. Many of the loan agreements had customary loan origination fees, which had been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally ranged from two to three years, with no prepayment penalty and generally pay interest only until maturity. The loans were secured by the assets of the borrowers. These loans were funded by our bond sales.

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A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2024

Loans	$928,723	$-	$928,723

Allowance for loan losses	$(861,050)	$-	$(861,050)

Total Loans, net	$67,673	$-	$67,673

Percentage of total outstanding loans receivable	100%	-

Percentage of total outstanding Mortgage loans receivable	-	-

A summary of the Company’s loan portfolio as of December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2023

Loans	$1,952,692	$613,047	$2,565,739

Allowance for loan losses	$(1,771,453)	$(613,047)	$(2,384,500)

Total Loans, net	$181,239	$-	$181,239

Percentage of total outstanding loans receivable	76%	24%

Percentage of total outstanding Mortgage loans receivable	-	-

The Company maintains a portfolio of investments on its consolidated balance sheet as investments held at fair value and Investment Securities held at amortized cost. Fair Value for Investment Securities includes gross unrealized gains, gross unrealized losses, and accrued interest. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. The Company targets 20% portfolio weight in the more conservative investments.

Our lending product was asset-based loans secured by all assets of the borrower including inventory and accounts receivable.

Our loan origination process included inquires generated from our website, worthylending.com; professional business or advisor intermediaries; and introduction to loan opportunities by other asset-based lending organizations.

Upon introduction of an asset-based loan opportunity, our underwriting department reviewed and considered the business and financial condition of the proposed borrower based on material submitted to us pursuant to our document request list. Our underwriting criteria included an analysis of the borrower’s business and financial condition as well as the net orderly liquidation value of the collateral. Our underwriting process included analysis of third-party appraisals of the net orderly liquidation value of collateral, third party review of the borrower’s books and records and our review and analysis of the borrower’s business and financial history and current performance. We conducted credit and background checks on the borrowers and its principals and credit checks on individual guarantors. After completion of the underwriting department review of the loan file, the underwriting department made a recommendation to our Loan Commitment Committee for approval prior to any commitment to the borrower or referring lender.

In connection with invitations to participate with a referring lender we reviewed the entire file of the loan originator and requested any additional information or material that we deem appropriate to supplement the originators file. We discussed the opportunity in depth with the referring lenders underwriters prior to making a commitment. Following our loan, we received monthly updates on borrowers’ business and financial condition status of collateral, borrowing base analyses and projected business. We discussed each loan with the referring lender each month.

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We have only invited one lender to participate with us (in November 2019) in one loan when several increases in our line of credit presented a potential concentration issue.

We have a loan servicing manager who bills each borrower monthly and is in ongoing dialogue with each borrower. We also have a portfolio manager who works with each borrower in structuring and monitoring collections.

Collateral management included ongoing review of collateral value and periodic updated appraisal of collateral net orderly liquidation value.

Marketing and Strategy

Our Worthy bonds were marketed through our website, on-line information sources, social networks and other marketing partner sources of introduction and referral.

Executive Offices

Worthy Management provides office space to us under the terms of the Management Services Agreement. As described therein, we agreed to reimburse Worthy Management a ratable portion of the total office expenses associated with this office space.

On August 1, 2019, we commenced a 5-year lease for our corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent was $5,296 inclusive of sales tax and the lease contained an annual escalation clause of 4%. Worthy Management made the monthly payments and allocated the cost ratable to its subsidiaries, including us. The lease ended in August 2024. On September 1, 2024, the parent company, Worthy Financial, Inc., commenced an 18-month lease and was required to make a security deposit of $11,618. Monthly rent is $6,042 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management will make the monthly payments and allocate the cost ratable to its subsidiaries, including us.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders.

Bonds Offered in our Regulation A Offerings

In January 2018, we commenced the 2018 Reg A+ Offering of $50 million aggregate principal amount of Worthy Renewal Bonds under our qualified Offering Statement (File No. 024-10766). On March 17, 2020, we completed the 2018 Reg A+ Offering of renewable Worthy bonds. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of renewable worthy bonds to 12,285 investors. As of the date hereof, there is outstanding approximately $8,000,000 principal amount of renewable Worthy bonds. In the event holders of existing renewable worthy bonds wish to renew their existing renewable Worthy bonds, they will be issued Worthy Renewal Bonds in our Planned Regulation A Offering, except that the Worthy Renewal Bonds shall not be renewable for any additional terms to maturity. The Worthy Renewal Bonds:

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As Worthy Lending is a wholly owned subsidiary of the Company, we expected that the loans and other assets of Worthy Lending, and the returns from the operations of such loans and assets, would have generally remained available to support and fund the payment obligations of the Company with respect to the Worthy Bonds. While there were no formal security agreements in place with respect to these loans and other assets within Worthy Lending (and while any current and future creditors of Worthy Lending may also have had recourse to the assets of the entity), as the Company was the sole member of Worthy Lending we expected that the Company would retain the right at any time to cause the distribution of available funds from Worthy Lending up to the Company so that the Company may have been able to meet such payment obligations. As noted above, there was a pause in redemptions starting August 22, 2022.

No Public Market

Although under Regulation A, the Worthy Bonds sold in the 2018 Reg A+ Offering are not restricted and are payable upon demand, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Renewal Bonds through their maturity dates or Worthy Demand Bonds until you demand repayment as the Worthy Renewal Bonds and Worthy Demand Bonds are expected to be highly illiquid investments.

Employees

We currently have no full-time employees and no part-time employees. Staffing is currently provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

Legal Proceedings

From time to time, we may have become party to various lawsuits, claims and other legal proceedings that arose in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, other than the below mentioned, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On September 3, 2021, the Company had an action filed against Worthy Lending, LLC in the Superior Court of Delaware (the “Delaware Action”). The claims in the complaint include one count of breach of the participation agreement entered into between the participant and Worthy, as lender to non-party borrower, one count of fraudulent inducement as to the Participation Agreement and one count of fraudulent inducement as to an amendment to the Participation Agreement (the “First Amendment”). The Participation Agreement, as amended, allocates the loan 50/50 between Worthy and the participant. On December 25, 2023, Worthy Lending, LLC entered into a Settlement Agreement with the Company whereby the claim against Worthy was settled and dismissed. As part of the settlement, Worthy Lending, LLC’s claims against the borrower and its account debtors were assigned to the participant.

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Governmental Regulation

The sale of our Worthy Bonds were subject to federal securities laws. The distribution of our Worthy Bonds were also subject to the regulation by several states and we were registered as an issuer dealer in the State of Florida. The loans made by us were also subject to state usury laws. Changes in laws or regulations or regulatory application or judicial interpretation of the laws and regulations applicable to us could have adversely affected our ability to operate in the manner in which we intended to conduct business or have made it more difficult or costly for us to participate in or otherwise have made loans. A material failure to comply with any such laws or regulations could have resulted in regulatory actions, lawsuits, and damage to our reputation, which could have had a material adverse effect on our business and financial condition and our ability to have participated in and performed our obligations to investors and other constituents.

Additionally, the collection, processing, storage, use, and disclosure of personal data could have given rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We received, collected, processed, transmitted, stored, and used a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There were federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information were increasingly subject to legislation and regulations to protect the privacy of personal information that was collected, processed, and transmitted. Any violations of these laws and regulations may have required us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and will be an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

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Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers will historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

The outbreak of COVID-19 in 2020 caused an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition.

The Company’s operations were affected by the ongoing COVID-19 pandemic. The ultimate disruption which may be caused by the outbreak is uncertain; however, it resulted in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. Prior to January 1, 2020, additional management and staffing were provided by our parent company at no cost to us. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

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Risks Related to Our Company

We may never become profitable.

We have not yet reached profitability. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2024 and 2023.

During the years ended December 31, 2024 and 2023, we generated revenues of approximately $72,000 and $129,000, respectively, and reported net losses of approximately $716,000 and $564,000, respectively, and negative cash flow used in operating activities of approximately $256,000 and $415,000, respectively. As of December 31, 2024, we had a shareholder’s deficit and accumulated deficit of approximately $10,030,000 and $10,277,000, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the years ended December 31, 2024 and 2023. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given our operations will provide sufficient revenues to cover our operating expenses.

We have a limited history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

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If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital II, Inc.’s, and Worthy Community Bonds, Inc.’s business model is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital II, Inc., or Worthy Community Bonds, Inc. rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

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A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

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Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We face increasing competition of affiliated and non-affiliated parties and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

The business model of our affiliates, namely Worthy Peer Capital II, Inc., and Worthy Community Bonds, Inc., is similar to ours and we may be competing for borrowers and business opportunities with such affiliates in light of the fact that such affiliates and our Company are under the common ownership, control and management of WFI. Worthy Management, Inc. merely advances certain operating costs including salaries and rent and allocates expenses monthly among the operating affiliates under its management services agreement with them. Worthy Management, Inc. does not manage any other aspect of the other operating affiliates. There is a risk that potential borrowers and business opportunities may be allocated to our affiliates rather than us by WFI. If we are not able to compete effectively with our affiliates, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

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The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key personnel or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Executive Vice President and President of our Worthy Lending LLC subsidiary.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or 3(c)(5)(B) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

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If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Worthy Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section 3(c)(5)(A) and/or Section 3 (c)(5)(B) exemption of the Investment Company Act, for any Worthy Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We have limited experience complying with the provisions of Regulation A or making the public filings required by the rule since the SEC qualified our prior Regulation A+ offering. We must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, amendments and supplements, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel and outside auditors in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

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We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of Worthy Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any Bond Rewards received as a result of the Bond Rewards Program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. Recipients may be subject to tax on the value of Bond Rewards. If you receive Worthy Demand Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy Demand Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

Risks Related to Worthy Bonds

The characteristics of the Worthy Bonds, including maturity date, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Bonds may not be a suitable investment for everyone. The characteristics of the notes, including maturity, repayable on demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy everyone’s investment objectives. The Worthy Bonds may not be a suitable investment based on a purchase’s ability to withstand a loss of interest or principal or other aspects of their financial situation, including income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

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During the year ended December 31, 2024 and 2023, Worthy Peer Capital had approximately $34,000 and $788,000 of redemptions. The Company funded these redemption requests using cash and cash equivalents, by liquidating publicly traded securities and by liquidating loans.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Worthy Bonds.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024 Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc.

Holders of Worthy Bonds are exposed to the credit risk of our Company.

Worthy Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, holders will have an unsecured claim against us. Worthy Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that holders will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy Bonds are unsecured obligations.

The Worthy Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy Bonds.

There is no public market for Worthy Bonds, and none is expected to develop.

Worthy Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotation system. Holders should be prepared to hold their Worthy Bonds as Worthy Bonds are expected to be highly illiquid investments.

Holders of the Worthy Bonds have no voting rights.

Holders of the Worthy Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy Bonds do not carry any voting rights and therefore the holders of the Worthy Bonds will not be able to vote on any matters regarding the operation of the Company. Bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services on the Worthy Website and the Worthy App. There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

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The Worthy Bond Holders may be subject to a servicing fee upon transfer.

The Worthy Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy Bonds have no sinking fund, insurance, or guarantee, holders could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Bonds. The Worthy Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy Bonds, then holders may lose all or part of your investment.

By purchasing Worthy Bonds unless holders opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration provisions contained therein, which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Unless holders opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration, jury waiver and class action waiver provisions contained therein. Pursuant to the terms of the foregoing, the holders of Worthy Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the foregoing, if a holder of Worthy Bonds does not agree to the terms of the arbitration provision, the holder of Worthy Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the investment agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Bonds will be subject to the arbitration provisions of the investment agreement, the arbitration provisions do not preclude holders of Worthy Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The investment agreement provides that, to the extent permitted by law, each party to same waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Bonds or the agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Bonds will be subject to these provisions of the investor agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

Our business model was centered around providing loans for small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, and real estate.

A summary of the Company’s loan portfolio at December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total
Outstanding December 31, 2024

Loans	$928,723	-	$928,723

Allowance for loan losses	$(861,050)	-	$(861,050)

Total Loans, net	$67,673	-	$67,673

Percentage of total outstanding loans receivable	100%	-

A summary of the Company’s loan portfolio at December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total
Outstanding December 31, 2023

Loans	$1,952,692	613,047	$2,565,739

Allowance for loan losses	$(1,771,453)	(613,047)	$(2,384,500)

Total Loans, net	$181,239	-	$181,239

Percentage of total outstanding loans receivable	76%	24%

History and Recent Developments

On June 9, 2016, in connection with the formation of the Company, the Company issued 1,000,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), to WFI in exchange for a total of $100.

Through December 31, 2017 we were engaged in organizational activities. During 2018 we achieved several important milestones in the implementation of our business model.

In January 2018, the Company commenced a Regulation A+ offering of $50,000,000 aggregate principal amount of renewable bonds under its qualified Offering Statement (File No. 024-10766) (“2018 Reg A+ Offering”).

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”).

The Company agreed to pay Worthy Management a monthly management services fee, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The term of the Management Services Agreement commenced on January 1, 2020 and ended on December 31, 2024 (the “Initial Term”). At the end of the Initial Term, the Management Services Agreement automatically renews for successive one-year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

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On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were preferred stock. Pursuant to the Amendment, series of preferred stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, the Company completed the 2018 Reg A+ Offering of renewable bonds. From January 2018 through March 17, 2020, the Company sold approximately $50,000,000 aggregate principal amount of renewable bonds to 12,285 investors in the 2018 Reg A+ Offering.

Notwithstanding the completion of the Reg A+ Offering, we inadvertently sold after March 17, 2020, $594,240 more than the maximum offering amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the oversubscription, on March 25, 2020, we rescinded the purchase and sale of the oversubscribed bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed bonds.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024 Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc. from a pending transaction.

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Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

The Company generated net losses and had cash used in operations of approximately $716,000 and $256,000, respectively, for the year ended December 31, 2024. At December 31, 2024 we had a shareholder’s deficit and accumulated deficit of approximately $10,030,000 and $10,277,000, respectively, and total liabilities exceeded total assets by approximately $10,030,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2025, the Company continues to incur losses.

In response to the losses incurred, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the second quarter of 2019, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $193,000 at December 31, 2024. This cash was obtained through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Results

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Operating Revenue

Interest on loans receivable

Interest on loans receivable for the year ended December 31, 2024 was $71,816, compared to $120,784, for the year ended December 31, 2023, a decrease of $48,968 from the year ended December 31, 2023. This decrease was the direct result of our decreased loan portfolio.

At December 31, 2024, our loans receivable held for investments gross balance and mortgage loans held for investments gross balance were $928,723 and $0. Our loans receivable held for investments, net of loan loss reserve balance net of loan loss reserves were $67,613 which was a decrease of $113,566 from December 31, 2023.

Loan fees

For the year ended December 31, 2024, loan fees totaled $360 as compared to $8,680 for the year ended December 31, 2023, this $8,320 decrease was due to decreased loans earning fees in the fiscal year ended December 31, 2024 as compared to fiscal year ended December 31, 2023.

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Cost of Revenue

Interest expense on bonds

Interest expense on bonds for the year ended December 31, 2024 was $554,573, an increase of $33,187 from the year ended December 31, 2023. Interest expense on bonds for the year ended December 31, 2023 was $521,386. The increase is the direct result of bonds outstanding for a longer period at December 31, 2024 as compared to December 31, 2023.

Provision/ (Recovery) for loan losses

The provision for loan losses for the year ended December 31, 2024 is ($137,685), as compared to ($248,500) for the year ended December 31, 2023.

Operating Expenses

Our operating expenses decreased 35% in the year ended December 31, 2024 as compared to the year ended December 31, 2023. For the year ended December 31, 2024 operating expenses were $286,933 as compared to $443,405 for the year ended December 31, 2023.

This decrease is primarily attributable to decreases of approximately $56,000 in compensation and related costs and approximately $100,000 in general and administrative expenses. The decrease in compensation and related expenses and general and administrative expenses is the result of not having an active bond offering and decreasing outstanding loans receivable.

We are unable at this time to quantify any expected increases in our operating expenses. We expect to continue to report net losses.

Other Income (Expenses)

Realized and Unrealized gains (losses) on investments, net

For the years ended December 31, 2024 and December 31, 2023 our net unrealized gains (losses) on investments, net was $0 and ($980), respectively. Realized gains (losses), net was ($107,852) and ($7,657) for the years ended December 31, 2024 and December 31, 2023, respectively.

Interest and Dividends on Investments

Interest and Dividends on Investments for the year ended December 31, 2024 were $0 as compared to $11,515 for the year ended December 31, 2023.

Liquidity and Capital Resources

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024 Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc. from a pending transaction.

At December 31, 2024, we had total shareholder’s deficit of approximately $10,030,000 as compared to a total shareholder’s deficit of approximately $9,019,000 at December 31, 2023.

Our total assets decreased from approximately $851,000 at December 31, 2023 to approximately $329,000 at December 31, 2024, which includes approximately $193,000 cash on hand at December 31, 2024 as compared to approximately $148,000 of cash on hand at December 31, 2023.

We do not have any commitments for capital expenditures.

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Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. These deficiencies are also the result of an increase to our loan loss provision, in connection with our loan portfolio. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit.

To date, the working capital deficit has been funded by capital infusions to the Company, from its parent (WFI), through funds raised by the parent in a variety of equity, debt, and convertible debt financings. One of the primary uses of proceeds of a pending transaction by the parent company is to provide additional capital to the Company and to reduce or eliminate the shareholders’ deficit.

Years Ended December 31, 2024 and December 31, 2023

Summary of cash flows

	Year Ended December 31, 2024	Year Ended December 31, 2023
Net cash used in operating activities	$(255,847)	$(415,067)
Net cash provided by investing activities	$334,870	$911,769
Net cash used in financing activities	$(34,138)	$(788,425)

In both the year ended December 31, 2024, and the year ended December 31, 2023, net cash used in operating activities was used primarily to fund our losses. Net cash provided by investing activities in the year ended December 31, 2024, and 2023 represent primarily loan principal pay downs and sales of investment securities. Net cash used in financing activities in the year ended December 31, 2024, and 2023 represent redemptions of bond liabilities.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Revenue Recognition

We recognized revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending.”

We generated revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognized interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees were reflected as non-interest income in our statements of operations.

Loan origination fees typically included due diligence, appraisal and legal fees. Associated costs primarily included costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs were netted as deferred revenue and amortized into revenue over the life of the loan.

We also generated revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statements of operations.

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Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Realized gains and losses are included in other income or expense in the consolidated statements of operations, on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations, if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originated a term loan, the borrower granted us a security interest in its assets which was perfected by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset-based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

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Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

30

Item 3.	Directors and Officers.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position	Term of Office

Sally Outlaw	62	Chief Executive Officer, Co-Founder, Director	Since June 2016

Alan Jacobs	83	Executive Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw has served as our President, Chief Executive Officer and a member of our Board of Directors since our inception on June 30, 2020. She also serves as an Officer or Director of WFI and each of its subsidiaries, where she engages in defining long term strategy, product development and implementing the company vision. She also engages in product development, customer acquisition and managing the team. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers Advisory LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and held a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs serves as our executive vice president, chief operating officer and director since inception. He also serves as the president of our Worthy Lending LLC subsidiary. In addition, Mr. Jacobs has served as the Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Financial, Inc., and each of its subsidiaries. Mr. Jacobs has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University Law School in 1966.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

31

Worthy Lending

In addition to Mr. Jacobs, Worthy Lending, LLC has an additional officer:

Jungkun (“Jang”) Centofanti. Ms. Centofanti, 57, has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018. Ms. Centofanti also serves as the Senior Vice President, Chief Administrative Officer and Secretary of Worthy Financial, Inc. and each of its subsidiaries. Ms. Centofanti has more than 25 years of operational and management experience, which we believe is of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. and Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Worthy Peer Capital II, Inc.’s, and Worthy Community Bonds, Inc.’s business is similar to ours and we may be competing for borrowers with them;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc., Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

32

Compensation of Directors and Executive Officers

Our directors and executive officers are not being separately compensated by us. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The amount of this monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement and as Worthy Management has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by Worthy Management. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future. As of December 31, 2020, rather than having accrued reimbursable costs, we prepaid to Worthy Management approximately $110,000 of future reimbursable costs that will be incurred by Worthy Management. To date, we have paid Worthy Management $869,000 pursuant to the Management Services Agreement.

Item 4.	Security Ownership of Management and Certain Securityholders.

At April 1, 2025, the Company had 100 shares of our common stock issued and outstanding which are held by WFI. The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

As of April 1, 2025, there are 2,397,555 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw (1)	929,652	38.8%
Alan Jacobs (2)	401,200	16.7%
Jungkun (“Jang”) Centofanti (3)	182,902	7.6%
Todd Lazenby (4)(6)	35,000	1.5%
Dara Albright (5)(6)	43,333	1.8%
All WFI officers and directors as a group (five persons) (1)(2)(3)(4)(5)(6)	1,592,087	66.4%
Pohlman Living Trust (7)	200,000	8.3%
Jack W. Richards and Susan Richards	380,712	15.9%

(1)	Includes 60,000 shares issuable upon the exercise of vested stock options.

(2)	Includes 60,000 shares issuable upon the exercise of vested stock options.

(3)	Includes 141,302 shares issuable upon the exercise of vested stock options.

(4)	Includes 15,000 shares issuable upon the exercise of vested stock options.

(5)	Includes 23,333 shares issuable upon the exercise of vested stock options.

(6)	Non-executive member of WFI’s Board of Directors.

(7)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

33

Item 5.	Interest of Management and Others in Certain Transactions.

During the year ended December 31, 2019, the Company received equity cash contributions of $325,000 from WFI.

During the year ended December 31, 2019, WFI forgave $26,425 of parent company debt, which was recorded as capital contributions.

On January 2, 2020, we entered into Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement is deemed operative beginning on January 1, 2020 and is described earlier in this annual report. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide the Company with certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. During the year ended December 31, 2024, the Company paid Worthy Management approximately $78,000 for these services

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year.

Due from related parties at December 31, 2024 and 2023 of $37,293 and 231,754, respectively includes $37,293 and $31,754 due from sister companies.

The foregoing transactions are described in detail in the notes to the consolidated financial statements appearing later in this report.

Item 6.	Other Information.

None.

34

Item 7.	Financial Statements.

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Worthy Peer Capital, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Peer Capital, Inc. and Subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in shareholder’s deficit, and cash flows for the years ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023 and the consolidated results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company had a net loss of approximately $716,000 for the year ended December 31, 2023. The Company also had a shareholder’s deficit and an accumulated deficit of approximately $10,030,000 and $10,277,000, respectively, at December 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of allowance for credit losses for loans and related accrued interest receivables

As described within Note 3 in the header section entitled “Allowance for Credit Losses” and in Note 6 “Loans Receivable and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans receivable and related interest receivables, net of the total related $956,288 allowance for credit losses, was $67,991 at December 31, 2024. Loans receivable held for investment and related interest receivable balances are evaluated by management for collectability periodically and at year-end using various data inputs. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts owed to the Company.

We identified the valuation of the allowance of credit losses for the loans and related interest receivables as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the allowance for credit losses to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, (d) testing compliance with terms of the borrower’s agreements; and (e) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the allowance for credit losses. Based on our procedures, we were in agreement with the Company’s ending allowance for credit losses as of December 31, 2024.

We have served as the Company’s auditor since 2022.
Coral Springs, Florida
April 25, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary entities McNamara and Associates, LLC (referred together as “AD LLC”) and AbitOs Advisors, LLC (“AbitOs Advisors”), provide professional services. AD LLC and AbitOs Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AbitOs Advisors provides tax and business consulting services to their clients. AbitOs Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Balance Sheets

	As of
	December 31, 2024	December 31, 2023
ASSETS

ASSETS
Cash	$193,142	$148,257
Loans receivable held for investment, net of $861,050 and $2,384,500 reserve at December 31, 2024 and 2023, respectively	67,673	181,239
Investments	30,600	155,600
Interest receivable, net of $95,238 and $296,648 reserve at December 31, 2024 and 2023, respectively	318	9,008
Interest receivable - related parties	-	86,667
Due from related parties, net	37,293	231,754
Right of use asset	-	26,310
Property and equipment, net	-	990
Security deposit	-	11,618
TOTAL ASSETS	$329,026	$851,443

LIABILITIES AND SHAREHOLDER’S DEFICIT

LIABILITIES
Bond liabilities	$7,811,950	7,846,088
Accounts payable	24,034	25,864
Accrued expenses	36,544	40,068
Accrued interest	2,486,317	1,932,437
Lease liability	-	26,310
TOTAL LIABILITIES	10,358,845	9,870,767

Commitments and contingencies (Note 10)

Shareholder’s Deficit
Common Stock, par value $0.0001, 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	246,833	540,965
Accumulated deficit	(10,276,652)	(9,560,289)
Total Shareholder’s Deficit	(10,029,819)	(9,019,324)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$329,026	$851,443

The accompanying notes are an integral part of these consolidated financial statements

F-3

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Operations

	Year ended December 31, 2024	Year ended December 31, 2023

Operating Revenue
Interest on loans receivable	$71,816	$120,784
Loan fees	360	8,680

Total operating revenue	72,176	129,464

Cost of Revenue
Interest expense on bonds	554,573	521,386
Provision/ (Recovery) for loan losses	(137,685)	(248,500)

Total cost of revenue	416,888	272,886

Net revenue	(344,712)	(143,422)

Operating expenses
General and administrative	227,216	326,960
Compensation and related	59,492	115,317
Sales and marketing	225	1,128

Total operating expenses	286,933	443,405

Other Income (Expense)
Other income	15,669	-
Interest income - related party	7,465	20,000
Interest and dividends on investments	-	11,515
Impairment of investments	(100,000)	-
Realized losses on investments, net	(7,852)	(7,657)
Unrealized gains (losses) on investments, net	-	(980)

Total other income (expenses)	(84,718)	22,878

Net Loss	$(716,363)	$(563,949)

Net loss per common share	$(7,163.63)	$(5,639.49)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of these consolidated financial statements

F-4

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholder’s Deficit

For the Years Ended December 31, 2024 and 2023

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 31, 2022	100	-	540,965	(8,996,340)	(8,455,375)

Net loss	-	-	-	(563,949)	(563,949)

Balance at December 31, 2023	100	$-	$540,965	$(9,560,289)	$(9,019,324)

Settlement of loans and interest receivable from related party by surrender of shares of parent company	-	-	(294,132)	-	(294,132)

Net loss	-	-	-	(716,363)	(716,363)

Balance at December 31, 2024	100	$-	$246,833	$(10,276,652)	$(10,029,819)

The accompanying notes are an integral part of these consolidated financial statements

F-5

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Year ended December 31, 2024	Year ended December 31, 2023

Cash flows from operating activities:
Net loss	$(716,363)	$(563,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	990	1,792
Provision/ (Recovery) for loan losses	(137,685)	(248,500)
Impairment of investments	100,000	-
Realized losses on investments, net	7,852	-
Unrealized (gains) losses on investments, net	-	980
Changes in working capital items:
Security deposit	11,618	-
Interest receivable	(63,320)	(49,041)
Interest receivable - related party	(7,465)	(20,000)
Accrued interest	553,880	439,824
Accrued expenses	(3,524)	32,599
Accounts payable	(1,830)	(8,772)

Net cash used in operating activities	(255,847)	(415,067)

Cash flows from investing activities:
Sale of investments	17,148	100,952
Proceeds/(Payments) to related parties	(5,539)	(50,436)
Loans receivable pay downs	323,261	861,253

Net cash provided by investing activities	334,870	911,769

Cash flows from financing activities:
Redemptions of bonds	(34,138)	(788,425)

Net cash used in financing activities	(34,138)	(788,425)

Net change in cash	44,885	(291,723)

Cash at beginning of year	148,257	439,980

Cash at end of year	$193,142	$148,257

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$693	$81,562
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Settlement of loans and interest receivable from related party by surrender of shares of parent company	$294,132	$-

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded on June 9, 2016. On August 27, 2018, the Company organized Worthy Lending, LLC, a Delaware limited liability company, as a wholly owned subsidiary. Through our wholly owned subsidiary Worthy Lending, LLC (“WL”), we made secured loans, primarily to small business borrowers. We sold Worthy Bonds in $10.00 increments directly through our Worthy Peer Capital website via computer or the Worthy App. to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $716,000 and $256,000, respectively, for the year ended December 31, 2024. At December 31, 2024 the Company had a shareholder’s deficit and accumulated deficit of approximately $10,030,000 and $10,277,000, respectively, and total liabilities exceeded total assets by approximately $10,030,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2025, the Company continues to incur losses.

In response to the losses incurred, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $193,000 at December 31, 2024. This cash was obtained primarily through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

Due to the maturity and voluntary redemption of the Worthy bonds, no new loans were made since 2022, and an orderly collection of the loans and investments of the Company was implemented to honor the maturity and redemption obligations. On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans have caused current illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. temporarily delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,950 of Worthy Peer Capital Bonds at December 31, 2024 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2024, Worthy Peer Capital had redeemed $42,188,029 of Worthy Peer Capital Bonds. Worthy Peer Capital, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests. To the extent that Worthy Peer Capital, Inc.’s asset liquidity does not provide sufficient funds for full bond redemption, it is the intention of WFI, the parent company of Worthy Peer Capital, Inc., to provide capital contributions to Worthy Peer Capital, Inc.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-7

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, valuation of investments, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2024, and 2023, the Company had no cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, due from related parties, other receivables, account payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximates fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

F-8

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

F-9

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

There were no investments recorded at Fair value at the end of the December 31, 2024, and the December 31, 2023 reporting period.

F-10

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheets dates.

Included in loans held for investment are direct loans and loans obtained through originators to small businesses. Also included in loans held for investment is the netting of 1 borrower loan where we participate out a portion of that loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan fees are charged to the borrowers during loan originations. These fees are offset against related loan costs incurred by the Company and then deferred as deferred revenue to be recognized as loan fee revenues over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

F-11

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amended the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January 1, 2019, using the modified retrospective transition method and prior periods have not been restated. As of December 31, 2024, the operating lease right-of-use assets and liabilities arising from operating leases were both $0 as the lease ended in August 2024. As of December 31, 2023, operating lease right-of-use assets and liabilities arising from operating leases were both $26,213 and $26,213. See Note 10 for further details

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, and to a lesser extent loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, and to a lesser extent loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fees in our statements of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan. The Company has not generated any loans during the year ended December 31, 2024, and 2023, therefore no new loan origination fees have been recognized.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statements of operations.

F-12

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the years ended December 31, 2024, and 2023.

Allocation of expenses incurred by affiliates on behalf of the Company

During 2024 and 2023, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

The Company allocates monthly Worthy Management expenses among the Worthy Financial subsidiaries based on the “value” of such expenses to each subsidiary. The Company’s primary expense is payroll. All employees spend some time each month on each subsidiary. The amount of time for each employee depends on the business and financial condition of each subsidiary and its operating status, and the status of the loan portfolio including liquidation of assets to fund redemption requests. The Company uses various metrics to estimate employee time including, but not limited to, the amount of assets in each issuer, the number of bonds outstanding, and the number of bondholders, all of which relate to technology and customer support expenses.

Management believes that the consolidated statements of operations in 2024 and 2023 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions, meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2021, 2022, 2023 & 2024 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2024 and 2023.

F-13

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ending December 31, 2024.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheets which consist of securities held at fair value or cost basis securities. Fair value includes gross unrealized gains, gross unrealized losses and accrued interest.

The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, publicly traded preferred and common equities, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The Company holds certain non-marketable investments accounted for at cost. The eREITs are public, non-traded equity REITs that invest in small-cap commercial real estate projects. The Company owns shares in the limited liability companies that hold the real estate projects, and the investments target different mandates including, growth, income, and geographic strategies. The REIT investment is in a multi-housing equity REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects). The Company also through another company platform fractionally invests in unsecured limited recourse obligations, which are used by the issuer of these obligations to make secured real estate loans.

The following is a breakdown of the investments as of December 31, 2024.

	Cost	Unrealized Gain (Loss)	Accumulated impairment	Fair Value	Percentage of Total
Equity Securities
eREIT (1)	$100,000	$-	$(100,000)	$-	0.00%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations (1)	30,600	-		30,600	100.00%
Total Investments	$130,600	$-	$(100,000)	$30,600	100.00%

(1) Cost based investment

The following is a breakdown of the investments as of December 31, 2023.

	Cost	Unrealized Gain (Loss)	Fair Value or Cost	Percentage of Total
Equity Securities
eREIT (1)	$100,000	$-	$100,000	64.27%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations (1)	55,600	-	55,600	35.73%
Total Investments	$155,600	$-	$155,600	100.00%

(1) Cost based investment

F-14

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT

Loans Receivable Held for Investment

The Company, through its wholly owned subsidiary WL, began loaning funds to small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 1% per month to 1.5% per month and collateral management fees ranging from 0.5% to 1% per month. The loan agreements had customary loan origination fees, which had been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally ranged from two to three years, with no prepayment penalty and generally pay interest only until maturity. The loans were secured by the assets of the borrowers. These loans were funded by our bond sales.

A summary of the Company’s loan portfolio as of December 31, 2024, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2024

Loans	$928,723	$-	$928,723

Allowance for loan losses	$(861,050)	$-	$(861,050)

Total Loans, net	$67,673	$-	$67,673

Percentage of total outstanding loans receivable	100%	-

Percentage of total outstanding Mortgage loans receivable	-	-

A summary of the Company’s loan portfolio as of December 31, 2023, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Total

Outstanding December 31, 2023

Loans	$1,952,692	$613,047	$2,565,739

Allowance for loan losses	$(1,771,453)	$(613,047)	$(2,384,500)

Total Loans, net	$181,239	$-	$181,239

Percentage of total outstanding loans receivable	76%	24%

F-15

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

A summary of the Company’s loan loss allowance as of December 31, 2024, are as follows:

	Balance at December 31, 2023	Write Off	Provision for Loan Loss	Balance at December 31, 2024

Loan Receivable Allowance	$2,384,500	$(1,313,754)	$(209,696)	$861,050

Interest Receivable Allowance	$296,648	$(273,421)	$72,011	$95,238

Total	$2,681,148	$(1,587,175)	$(137,685)	$956,288

Our past due loans receivable totaled $715,598 at December 31, 2024 and consisted of 2 loans. The Company has reserved $691,050 for these loans in the loan loss provision.

Our past due loans receivable totaled $2,234,161 at December 31, 2023 and consisted of 4 loans. The Company has reserved $2,130,161 for these loans in the loan loss provision.

At December 31, 2024, the Company had 1 loan receivable past due and on non-accrual status, which was past due by more than 90 days. The loan has a principal balance of $617,407 and accrued interest receivable balance of $94,261 at December 31, 2024. We received and recorded $0 of interest income on this loan during the year ended December 31, 2023. The reserve for loan loss on this loan is $617,407 and $94,261 for the accrued interest receivable at December 31, 2024.

At December 31, 2023, the Company had 2 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,165,754 and accrued interest receivable balance of $175,338 at December 31, 2023. We received and recorded $0 of interest income on these loans during the year ended December 31, 2023. The reserve for loan loss on these loans is $1,165,754 and $175,338 for the accrued interest receivable at December 31, 2023.

As of December 31, 2024, future annual maturities of gross loans receivable held for investment consists of the following:

Period Ended December 31, 2024	Amount
2025	$721,598
2026	$6,000
2027	$6,000
2028	$6,000
2029	$6,000
Thereafter	$183,125
$928,723

F-16

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

The following is an aging analysis of past due loans receivable at December 31, 2024:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income
Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$715,598	$715,598	$691,050	$-

Total	$-	$-	$-	$715,598	$715,598	$691,050	$-

As of December 31, 2024, there were 3 loans in total none of which were required to pay interest until maturity when the principal is due and the loan is past due.

The following is an aging analysis of past due loans receivable at December 31, 2023:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income
Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$1,621,114	$1,621,114	$1,517,114	$-

Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$613,047	$613,047	$613,047

Total	$-	$-	$-	$2,234,161	$2,234,161	$2,130,161	$-

As of December 31, 2023, there were 6 loans in total, of which 2 with a balance of $1,165,754 are loans that were only required to pay interest until maturity when the principal is due and both these loans are past due.

NOTE 7. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

December 31, 2024
Leasehold improvements	$3,711
Property and equipment	5,372

Total cost	9,083

Less accumulated depreciation	(9,083)

Net, property and equipment	$-

December 31, 2023
Leasehold improvements	$3,711
Property and equipment	5,372

Total cost	9,083

Less accumulated depreciation	(8,093)

Net, property and equipment	$990

F-17

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Depreciation expense for the year ended December 31, 2024, and 2023 was $990 and $1,792, respectively.

NOTE 8. BOND LIABILITIES

On January 4, 2018, our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

Following the qualification by the SEC of our offering statement (the “Offering Statement”) on Form 1-A under SEC File No. 024-10766, in January 2018 we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors in the Offering. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $594,240 more (the “Oversubscribed Bonds”) than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software (the “Oversubscription”). As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

During the years ended December 31, 2024, and 2023, the Company redeemed Worthy Bonds, noted in the table below. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5% until March 31, 2023, 5.5% effective April, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $2,486,000 and $1,932,000 of accrued interest related to these outstanding bonds at December 31, 2024 and 2023, respectively. During the years ended December 31, 2024, and 2023, bonds were issued and redeemed, as noted in the table below. The Bond liabilities balance at December 31, 2024 and 2023 was $7,811,950 and $7,846,088, respectively.

Refer to Note 2 of the footnotes to the financials regarding the pause on redemptions.

A summary of the Company’s bond liabilities activity for the years ended December 31, 2024, and 2023 are as follows:

Outstanding at December 31, 2023	$7,846,088
Bond issuances	$-
Bond redemptions	$(34,138)

Outstanding at December 31, 2024	$7,811,950
Interest expense on bonds	$554,573

Outstanding at December 31, 2022	$8,634,513
Bond issuances	$-
Bond redemptions	$(788,425)

Outstanding at December 31, 2023	$7,846,088
Interest expense on bonds	$521,386

F-18

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 9. INCOME TAXES

For the years ended December 31, 2024, and 2023, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits and increases in our loan loss provision.

The components of the net deferred tax assets for the years ended December 31, 2024, and 2023 are as follows:

	Year ended December 31, 2024	Year ended December 31, 2023
Net Operating Loss	$2,237,000	$1,637,000
Loan loss allowance	235,000	660,000
Less: Valuation allowance	(2,472,000)	(2,297,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at December 31, 2024 and 2023. The increase in the valuation allowance in 2024 was $175,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended December 31, 2024, and 2023 and the actual tax provisions for the years ended December 31, 2024 and 2023.

	2024	2023

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2024 and 2023, the Company had Federal net operating loss carry forwards of approximately $9,094,000 and $6,652,000, respectively. The net operating loss carry forward at December 31, 2024 and 2023 can be carried forward indefinitely subject to annual usage limitations.

F-19

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business.

On September 3, 2021, the Company had an action filed against Worthy Lending, LLC in the Superior Court of Delaware (the “Delaware Action”). The claims in the complaint include one count of breach of the participation agreement entered into between the participant and Worthy, as lender to non-party borrower, one count of fraudulent inducement as to the Participation Agreement and one count of fraudulent inducement as to an amendment to the Participation Agreement (the “First Amendment”). The Participation Agreement, as amended, allocates the loan 50/50 between Worthy and the participant. On December 25, 2023, Worthy Lending, LLC entered into a Settlement Agreement with the Company whereby the claim against Worthy was settled and dismissed. As part of the settlement, Worthy Lending, LLC’s claims against the borrower and its account debtors were assigned to Lenders Funding. In the fiscal year 2023, the Company incurred $79,694 in legal expenses. As of December 31, 2023, the gross loan receivable balance of $1.5M was fully reserved and was assigned to the participant, hence there were no implications to the statements of operations.

Management is not aware of any other pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

F-20

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate was 10% and the weighted average remaining lease term as of December 31, 2023, was 7 months.

As of December 31, 2024, operating lease right-of-use assets and liabilities arising from operating leases were $0. During the year ended December 31, 2024, cash paid for amounts included for the measurement of lease liabilities was approximately $43,000 for WFI and the Company’s portion of operating lease expense was approximately $860. As of December 31, 2023, operating lease right-of-use assets and liabilities arising from operating leases were $26,310 and $26,310, respectively. During the year ended December 31, 2023, cash paid for amounts included for the measurement of lease liabilities was approximately $73,000 for WFI and the Company’s portion of operating lease expense was approximately $4,000.

There are no future minimum lease payments as of December 31, 2024.

NOTE 11. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred.

On February 24, 2020, the Company amended its certificate of incorporation as said forth; the total number of shares of stock which this Corporation is authorized to issue is One Hundred (100) shares of Common Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Such an amendment has been accounted for retroactively for all periods presented in the accompanying consolidated financial statements.

On May 16, 2024, a decision was made by the Board of Directors to settle the $200,000 notes receivable from related parties and accrued interest of $94,132, in consideration for surrender of the shares being held as security for the loans.

These notes had been secured by 407,086 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers and were due by August 26, 2024. The total note receivable settlement of $294,132 was recorded as a decrease in additional paid-in capital as the transaction involved related parties.

NOTE 12. RELATED PARTIES

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year. For the years ended December 31, 2024, and 2023, the Company paid WFI approximately $146,000 and $154,000, respectively, pursuant to these agreements, which is included in general and administrative expenses.

On January 2, 2020, the Company signed a Management services agreement with WM, whereas WM provides certain management services and personnel pursuant to the terms of the agreement. WM passes through the expenses paid without charging any additional amounts. During the years ended December 31, 2024, and 2023, the Company recorded approximately $78,000 and $159,000, respectively, of expenses that were passed through from WM, which are included in general and administrative expenses and compensation and related expenses in the consolidated statements of operations.

F-21

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

Due from related parties at December 31, 2024 of $37,293 is due from/to sister companies. Due from related parties at December 31, 2023 of $231,754 includes $31,754 due from sister companies, $100,000 due from our CEO and $100,000 due from our COO. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. These notes were secured by 203,544 and 203,542 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers and were due by August 26, 2024. The shares were being held by Worthy Lending, LLC, to the extent of the obligation. As of December 31, 2023, the accrued interest on these loans were $86,667, which was reflected as interest receivable – related parties. On May 16, 2024, the Board of Directors voted to settle the $200,000 notes receivable from related parties and accrued interest of $94,132 on May 16, 2024, in consideration for surrender of the shares being held as security for the loans. The total note receivable settlement of $294,132 was recorded as a decrease in additional paid-in capital as the transaction involved related parties.

NOTE 13. CONCENTRATIONS

The gross loans receivable balance at December 31, 2024, of $928,723 is due from 3 small business borrowers, 1 borrower constituting approximately 66%, 1 borrower approximately 23%, and 1 borrower approximately 11%, each of the total balance. The gross loans receivable balance at December 31, 2023, of $2,565,739 is due from 6 small business borrowers, 1 borrower constituting approximately 25%, 1 borrower approximately 24%, 1 borrower approximately 22%, and 1 borrower approximately 16%, each of the total balance.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2024 and December 31, 2023. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2024 bank deposits were not in excess of FDIC limits. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 14. SUBSEQUENT EVENTS

Worthy Bond redemptions subsequent to December 31, 2024, were approximately $680. These bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through April 25, 2025, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-22

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
3.1	Form of Worthy Community Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.1	Form of Worthy Community Bond Investor Agreement (for cash). (Incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.2	Form of Worthy Community Bond Subscription Agreement (for Bond Rewards for Eligible Referrals). (Incorporated by reference to Exhibit 4.2 of Amendment No.1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.3	Form of Worthy Community Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
6.1	Management Services Agreement dated June 30, 2020, by and between Worthy Management, Inc. and Worthy Community Bonds, Inc. (Incorporated by reference to Exhibit 6.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 25, 2025	Worthy Peer Capital, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Sally Outlaw	Director, Chief Executive Officer, principal executive officer	April 25, 2025
Sally Outlaw

/s/ Alan Jacobs	Director, Executive Vice President and Chief Operating Officer;	April 25, 2025
Alan Jacobs	principal financial and accounting officer

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